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For Immediate Release	Contact:
Investors and Media:

John C. van Roden

(717) 225-2790

Glatfelter Reports First Quarter Net Income of $6.3 million, 9% Growth in Net Sales

York, PA, April 26, 2005: Glatfelter (NYSE: GLT) today reported net income of $6.3 million, or $0.14 per diluted share, for the first quarter of 2005, compared to adjusted earnings in the same quarter a year ago of $1.5 million, or $0.03 per diluted share. The 2004 first quarter adjusted earnings exclude after-tax gains aggregating $34.8 million from the sales of timberlands and the corporate aircraft, and from insurance recoveries associated with environmental costs (refer to page 5 for a reconciliation of net income to adjusted earnings). Including these non-recurring gains, reported earnings in the first quarter of 2004 were $36.3 million, or $0.83 per diluted share.

“I am pleased with the progress of our financial performance in the first quarter of 2005. This is due, in part, to benefits from the successful execution of our 2004-2005 Focus Points, particularly the North American Restructuring Program and the continued success of our new product development efforts,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “In addition, our results reflect an improved pricing environment for many of our North America-based Specialty Papers’ products compared to the same quarter a year ago.”

Net sales totaled $143.9 million for the first quarter of 2005, an increase of $11.8 million, or 8.9%, compared to the same quarter a year ago. This growth was primarily driven by both strengthened product pricing and a 4.0% increase in volume in the Specialty Papers business unit compared with the same quarter a year ago. Higher pricing for Specialty Papers’ products increased revenue by $5.6 million compared to the same quarter a year ago. Long Fiber & Overlay Papers’ volumes shipped and selling prices were essentially the same in the quarter-to-quarter comparison. The translation of foreign currencies favorably impacted 2005 first quarter net sales by $1.9 million compared to the same quarter a year ago.

Costs of products sold totaled $117.8 million for the first quarter of 2005, an increase of $3.9 million compared with the same quarter a year ago. In addition to the effect of increased shipping volumes, higher raw material and energy prices increased costs of products sold by approximately $3.5 million. The translation of foreign currencies increased costs by $1.5 million. These factors were partially offset by reduced labor costs attributable to the North American Restructuring Program and improved operating performance at the Company’s Neenah, WI facility, which together aggregated approximately $2.9 million. Gross profit increased to $28.6 million for the first quarter of 2005 compared to $20.5 million a year ago.

Selling, general and administrative (“SG&A”) expenses in the first quarter of 2005 totaled $17.4 million compared with $14.8 million in the comparable year-earlier quarter. Approximately $1.5 million of the increase was for legal and professional fees primarily related to the pursuit of additional insurance recoveries and $0.6 million was due to higher incentive compensation associated with improved operating performance. The translation of foreign currencies increased SG&A by $0.2 million.

Earnings for the first quarter of 2005 reflect an effective tax rate of 28.2% compared to 58.6% on adjusted earnings in the same quarter a year ago. The lower effective tax rate in the first quarter of 2005 was primarily due to the favorable resolution of certain state tax matters in the current year quarter and the higher effective rate in 2004 was due to certain changes in German tax law.

Commenting on the outlook for 2005, Mr. Glatfelter stated, “As we look forward into 2005, orders for Specialty Papers’ products continue to be strong and near term pricing indicators are stable. However, we are concerned about the economic conditions in markets served by our Long Fiber & Overlay Papers business unit. In many of these markets, we are experiencing softening demand which may also be indicative of further pressure on this unit’s prices and operating rates. In this environment, our focus will be on maximizing our profitability in the stronger North American markets and on implementing plans to address the softening economic conditions in Europe.”

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines and an office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, continued successful execution of the North American Restructuring Program, growth strategies and cost reduction initiatives, circumstances surrounding the Neenah facility and former Ecusta Division, and global political, economic, business, competitive, market, tax legislation and other regulatory factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

As previously announced, the Company will hold a conference call today at 11:00 AM (Eastern) to discuss its first quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software. You may also participate by calling (973) 409-9255 at 11:00 AM (Eastern). A taped replay of the conference call will be available within two hours of the conclusion of the call and until May 5, 2005. To access the taped replay, call (973) 341-3080 and enter conference PIN 5908732. The replay of the conference call also will be available on our website for at least one month following the call.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended March 31
In thousands, except per share	2005	2004
Net sales	$143,896	$132,077
Energy sales – net	2,544	2,414

Total revenues	146,440	134,491
Costs of products sold	117,846	113,992

Gross profit	28,594	20,499
Selling, general and administrative expenses	17,390	14,822
Gains on dispositions of plant, equipment and timberlands, net	(60)	(33,038)
Gains from insurance recoveries	—	(25,200)

Operating income	11,264	63,915
Nonoperating income (expense)
Interest expense	(3,260)	(3,415)
Interest income	498	443
Other – net	261	213
Total other income (expense)	(2,501)	(2,759)

Income before income taxes	8,763	61,156
Income tax provision	2,473	24,897

Net income	$6,290	$36,259

Basic and diluted earnings per share	$0.14	$0.83

- more-

P. H. Glatfelter Company and subsidiaries
Selected Financial Information
(unaudited)

	Three Months Ended March 31
In thousands	2005	2004
Cash Flow Data
Cash provided (used) by:
Operating activities	$(9,054)	$14,148
Investing activities	(4,671)	28,509
Financing activities	(1,892)	(39,034)
Depreciation, depletion and amortization	12,866	13,232
Capital expenditures	4,680	5,105
Balance Sheet Data	March 31 2005	December 31 2004

Cash and cash equivalents	$23,846	$39,951
Total assets	1,032,576	1,052,270
Total debt	211,907	211,226
Shareholders’ equity	419,963	420,370

This press release includes a discussion of earnings before the effects of certain specifically identified items. Management believes that such adjusted earnings are useful to investors as it identifies the impact on reported results of certain transactions including, if applicable, strategic asset sales, insurance recoveries and unusual or nonrecurring charges that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company’s Board of Directors to measure operating performance. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to adjusted earnings discussed herein.

	Three Months Ended March 31
	2005		2004
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$6,290	$0.14	$36,259	$0.83
Timberland sales	—	—	(18,016)	(0.41)
Insurance recoveries	—	—	(15,221)	(0.35)
Corporate aircraft sale	—	—	(1,543)	(0.04)

Adjusted earnings	$6,290	$0.14	$1,479	$0.03

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